Exhibit 4.1

RPM INTERNATIONAL INC.

OFFICERS’ CERTIFICATE AND AUTHENTICATION ORDER

FOR

4.250% NOTES DUE 2048

Pursuant to the Indenture dated as of April 8, 2014 (the “Indenture”) between RPM International Inc. (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the resolutions adopted by the Board of Directors of the Company on October 4 and 5, 2017, this Officers’ Certificate is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 2.01 of the Indenture, to establish the form of the Securities of such series in accordance with Section 2.02 of the Indenture, and to constitute the Company Order to request the authentication and delivery of the Securities of such series pursuant to Section 2.04 of the Indenture, and to comply with the provisions of Section 14.05 of the Indenture.

Capitalized terms used but not defined herein and defined in the Indenture shall have the respective meanings ascribed to them in the Indenture.

(a)    There is hereby established pursuant to Section 2.01 and Section 2.02 of the Indenture a series of Securities which shall have the terms set forth below and set forth in the form of note attached hereto as Annex A.

(1)    The series of Securities hereby being authorized shall bear the title “4.250% Notes due 2048” (referred to herein as the “Notes”).

(2)    The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture pursuant hereto shall be limited to $300,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in the exchange for, or in lieu of, other Notes of the series pursuant to Section 2.05, 2.06, 2.07, 3.05, or 10.06 and except for any Notes which, pursuant to Section 2.04, are deemed never to have been authenticated and delivered).

(3)    The Notes shall be issuable in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

(4)    The form of note attached hereto as Annex A sets forth certain of the terms of the Notes required to be set forth or determined in the manner provided in this Officers’ Certificate pursuant to Section 2.01 and Section 2.02 of the Indenture, and said terms are incorporated herein by reference.

(b)    It is hereby established pursuant to Section 2.02 of the Indenture that the Notes shall be substantially in the form attached as Annex A hereto.

(c)    It is hereby ordered pursuant to Section 2.04 of the Indenture that the Trustee authenticate, in the manner provided by the Indenture, one Global Security constituting the Notes bearing CUSIP No. 749685 AW3 in the aggregate principal amount of $300,000,000 registered in the name of Cede & Co., which such Global Security will be duly executed by the proper officers of the Company and delivered to the Trustee as provided in the Indenture, and to deliver said authenticated Global Security through the facilities of The Depository Trust Company to or upon the order of Wells Fargo Securities, LLC on December 20, 2017.

(d)    The undersigned have read the pertinent sections of the Indenture, including Sections 2.01, 2.02 and 2.04 thereof and the definitions in the Indenture relating thereto, and certain other corporate documents and records. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the conditions precedent to (i) the establishment of (a) a series of Securities and (b) the form of such Securities, and (ii) the authentication and delivery of such series of Securities, contained in the Indenture have been complied with. In the opinion of the undersigned, such conditions have been complied with.

[Signature page follows]

IN WITNESS WHEREOF, we have hereunto signed our names on behalf of the Company.

Dated: December 20, 2017

RPM INTERNATIONAL INC.

By:	/s/ Russell L. Gordon
Name:	Russell L. Gordon
Title:	Vice President and Chief Financial Officer

By:	/s/ Edward W. Moore
Name:	Edward W. Moore
Title	Senior Vice President, General Counsel and Chief Compliance Officer

[Signature page to Officers’ Certificate

and Authentication Order]

[Annex A — Form of Note]

[Face of Note]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF, AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS SECURITY WILL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

CUSIP NO. 749685 AW3	PRINCIPAL AMOUNT: $300,000,000
ISIN US 749685AW30 Common Code No.

REGISTERED NO. 1

RPM INTERNATIONAL INC.

4.250% Notes due 2048

RPM INTERNATIONAL INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Three Hundred Million Dollars ($300,000,000), or such other principal sum as shall be set forth in the Schedule of Exchanges of Interests attached hereto, on January 15, 2048 and to pay interest thereon from December 20, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for semi-annually on January 15 and July 15 of each year, commencing July 15, 2018, at the rate of 4.250% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest next preceding such Interest Payment Date. The Regular Record Date for an Interest Payment Date shall be January 1, for Interest Payment Dates of January 15, and July 1, for Interest Payment Dates of July 15 (whether or not a Business Day). As used herein, “Business Day” has the meaning ascribed thereto in the Indenture.

Any interest not punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of interest on this Security shall be made in immediately available funds at the office or agency of the Company maintained for that purpose, which shall initially be at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be paid by check mailed to the Person entitled thereto at such Person’s last address as it appears in the Security Register or by wire transfer to such account as may have been designated by such Person. Payment of principal of and interest on this Security at Maturity shall be made against presentation of this Security at the office or agency of the Company maintained for that purpose, which shall initially be at the Corporate Trust Office of the Trustee. For so long as this Security is a Global Security registered in the name of DTC or its nominee, all payments on the Security will be made to DTC or its nominee as the registered holder hereof in accordance with DTC procedures.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED: December 20, 2017
RPM INTERNATIONAL INC.

By:
		Name:	Russell L. Gordon
		Title:	Vice President and Chief Financial Officer
[SEAL]

Attest:
		Name:	Edward W. Moore
		Title:	Senior Vice President, General Counsel and Chief Compliance Officer

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities of the

series designated therein referred to

in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Reverse of Note]

RPM INTERNATIONAL INC.

4.250% Notes due 2048

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of April 8, 2014 between the Company and Wells Fargo Bank, National Association, as trustee, as amended or supplemented from time to time (herein called the “Indenture”) (in its capacity as trustee, Wells Fargo Bank, National Association, being herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, such series being limited in initial aggregate principal amount to $300,000,000; provided, however, that the Company may, without the consent of the Holders of the Securities of this series, issue additional Securities with the same terms as the Securities of this series, and such additional Securities shall be considered part of the same series under the Indenture as the Securities of this series.

The Securities of this series shall not be entitled to any sinking fund.

Optional Redemption

Prior to July 15, 2047, the Securities of this series are redeemable at the option of the Company at any time in whole or from time to time in part, at a Redemption Price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the Redemption Date: (i) 100% of the principal amount of the Securities to be redeemed; and (ii) the sum of the present values of the Remaining Scheduled Payments.

On or after July 15, 2047, the Securities of this series are redeemable at the option of the Company at any time in whole or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest thereon to, but excluding the Redemption Date.

In determining the present values of the Remaining Scheduled Payments, such payments shall be discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 25 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities of this series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means (A) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Independent Investment Banker” means a Reference Treasury Dealer or its respective successors as may be appointed from time to time by the Quotation Agent after consultation with the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “primary treasury dealer”), another primary treasury dealer shall be substituted therefor by the Company.

“Quotation Agent” means, for purposes of determining the Redemption Price, such primary treasury dealer as may be selected by the Company.

“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC or their respective successors and, (ii) at the Company’s option, up to three other primary U.S. Government securities dealers in New York City (each, a “primary treasury dealer”), provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, the Company will substitute therefor another primary treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer by 3:30 p.m. on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to any Security of this series, the remaining scheduled payments of the principal and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Security, the amount of the next scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the Comparable Treasury Issue. In determining this rate, the price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) shall be assumed to be equal to the Comparable Treasury Price for such Redemption Date.

A partial redemption of the Securities of this series shall be made in accordance with Applicable Procedures while the Securities are Global Securities, otherwise may be affected by such method as the Trustee shall deem appropriate and may provide for the selection for redemption of a portion of the principal amount of the Securities of this series equal to an authorized denomination.

Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Securities of this series to be redeemed.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest shall cease to accrue on the Securities of this series or portions thereof called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof (or through book-entry transfer, for Global Securities).

Change of Control Offer

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Securities of this series, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Securities of this series to repurchase all or any part (equal to $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Securities on the terms set forth herein. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Securities of this series repurchased, plus accrued and unpaid interest, if any, on the Securities of this series repurchased to, but excluding, the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed (or to the extent permitted or required by Applicable Procedures or regulations with respect to Global Securities, sent electronically) to Holders of the Securities of this series, with a copy to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Securities on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”), and describing the instructions determined by the Company, consistent with this covenant, that a Holder of the Securities must follow in order to have its Securities purchased. The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

In order to accept the Change of Control Offer, the Holder must, subject to Applicable Procedures for Global Securities, deliver to the Paying Agent, at least five Business Days prior to the Change of Control Payment Date, this Security together with the form entitled “Election Form” (which form is annexed hereto) duly completed, or a facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth:

(i)	the name of the Holder of this Security;

(ii)	the principal amount of this Security;

(iii)	the principal amount of this Security to be repurchased;

(iv)	the certificate number or a description of the tenor and terms of this Security;

(v)	a statement that the Holder is accepting the Change of Control Offer; and

(vi)	a guarantee that this Security, together with the form entitled “Election Form” duly completed, will be received by the Paying Agent at least five Business Days prior to the Change of Control Payment Date.

Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of this Security, but in that event the principal amount of this Security remaining outstanding after repurchase must be equal to $2,000 and in integral multiples of $1,000 in excess thereof.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)	accept for payment all Securities of this series or portions of such Securities properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities of this series or portions of such Securities properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Securities of this series properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities of this series or portions of such Securities being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Securities of this series properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Securities of this series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities of this series as a result of a

Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities of this series, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities of this series by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Securities of this series, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person, other than the Company or a Subsidiary; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Securities of this series were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Securities of this series or fails to make a rating of such Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) to act as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Rating Event” means the credit rating on the Securities of this series is lowered by at least two of the three Rating Agencies and the Securities of this series are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of the Securities of this series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the

Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Events of Default

In addition to the Events of Default set forth in the Indenture, the following shall be considered Events of Default with respect to the Securities of this Series:

(a) any final judgment or order for the payment of money in excess of the greater of $50,000,000 or 7% of Consolidated Stockholders’ Equity, either individually or in the aggregate (net of any amounts to the extent that they are covered by insurance), shall have been rendered against the Company or any of its Subsidiaries and which shall not have been paid or discharged, and there shall be any period of 60 consecutive days following the entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company or any of its Subsidiaries to exceed the greater of $50,000,000 or 7% of Consolidated Stockholders’ Equity during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

Limitation on Liens

The Company covenants and agrees for the benefit of the Holders that for so long as any Securities of this series are outstanding, the Company will not, and will not permit any of its Subsidiaries to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any shares of Capital Stock or Indebtedness of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, other than Permitted Liens or as permitted under “Exempted Liens and Sale-Leaseback Transactions” below, to secure any Indebtedness incurred or guaranteed by the Company or any Subsidiary, without in any such case making effective provision whereby all of the Securities of this series then outstanding (together with, if the Company so determines, any other Indebtedness or guarantee thereof by the Company ranking equally with such Securities) shall be secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness shall be so secured.

“Permitted Liens” means:

(i)    Liens existing on the date of the Indenture or the date the Securities of this series are issued and securing Indebtedness in an aggregate principal amount not exceeding the greater of $25.0 million or 5% of Consolidated Stockholders’ Equity of the Company; provided that no increase in the amount secured thereby is permitted;

(ii)    Liens on the property or assets of the Company or any other property or assets of the Subsidiaries of the Company given to secure the payment of the purchase price incurred in connection with the acquisition, lease (including any Capital Lease Obligation) or construction of property (other than accounts receivable or inventory) intended to be used in carrying on of the business of the Company or the businesses of the Subsidiaries of the Company, including Liens existing on such property at the time of acquisition, lease or construction thereof or improvements thereon, or Liens incurred within 180 days of such acquisition or the completion of such construction; provided that (i) the Lien shall attach solely to the property acquired, purchased, leased, constructed or improved, (ii) at the time of acquisition or construction of such property, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Company or any Subsidiary of the Company, shall not exceed an amount equal to the lesser of the total purchase price or Fair Market Value at the time of acquisition or construction of such property, and (iii) the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed the lesser of (y) the cost of the acquisition, lease or construction, as the case may be or (z) the Fair Market Value of such property;

(iii)    Liens on property or assets of any Person existing at the time such Person becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or any Subsidiary of the Company or, at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or any Subsidiary of the Company, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to the property or assets of the Company or any other property or assets of the Subsidiaries of the Company;

(iv)    Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property);

(v)    Other Liens arising in the ordinary conduct of the business of the Company or the businesses of the Subsidiaries of the Company (including Liens to secure the performance by the Company or the Subsidiaries of the Company of bids, tenders or trade contracts for sums not yet due and payable) which are not incurred in connection with the borrowing of money or the obtaining of advances or credit, or that is incidental to the ownership of properties and assets by the Company or the Subsidiaries of the Company in the ordinary conduct of the Company’s business or the businesses of the Subsidiaries of the Company (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable), or to secure the performance by the Company or the Subsidiaries of the Company of its or their statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds and other similar liens (including Liens of attorneys on client files); provided in each case that such Liens do not, in the aggregate, materially detract from the value of the property or assets of the Company or the property or assets of the Subsidiaries of the Company or materially impair the use thereof in the operation of the business of the Company or the businesses of the Subsidiaries of the Company;

(vi)    Leases or subleases entered into by the Company or the Subsidiaries of the Company as either lessors or sublessors, easements, rights-of-way, restrictions and other similar charges or encumbrances (including zoning restrictions), in each case, that is incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or the businesses of the Subsidiaries of the Company; provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(vii)    Liens for taxes, assessments or other governmental charges which are not yet due and payable as of the date of the Indenture or the date the Securities of this series are issued; and

(viii)    Liens on receivables, leases, other financial assets, and any assets related thereto, incurred in connection with a Permitted Receivables Transaction.

“Permitted Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries in order to monetize or otherwise finance a pool (which may be fixed or revolving) of receivables, leases or other financial assets (including, without limitation, financing contracts) or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables, leases, other financial assets, and any assets related thereto, are sold at a discount (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, other financial assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such receivables, leases, or other financial assets, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables, leases, or other financial assets or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount.

“Principal Property” means, whether owned or leased on the date of the Indenture or acquired after the date hereof, each manufacturing or processing plant or facility and office facilities of the Company or its Subsidiaries located in the United States.

Restrictions on Sale-Leaseback Transactions

Except as permitted under “Exempted Liens and Sale-Leaseback Transactions” below, the Company will not, and it will not permit any of its Subsidiaries to, engage in the sale or transfer by the Company or any of its Subsidiaries of any Principal Property to a person (other than a Subsidiary of the Company or the Company) and the taking back by the Company or any of its Subsidiaries, as the case may be, of a lease of such Principal Property, unless:

(i)    such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

(ii)    the Company or its Subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Indebtedness.

“Funded Indebtedness” means Indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

Exempted Liens and Sale-Leaseback Transactions

Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, and in addition to Permitted Liens otherwise permitted hereunder, the Company may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property, or upon any shares of Capital Stock or Indebtedness of any of its Subsidiaries owning or leasing any Principal Property, to secure Indebtedness incurred or guaranteed by the Company or any of its Subsidiaries or effect any sale-leaseback transaction of a Principal Property that is not excepted by “Restrictions on Sale-Leaseback Transactions” above without equally and ratably securing the Securities; provided that, after giving effect thereto, the aggregate principal amount of outstanding Indebtedness secured by Liens other than Permitted Liens upon Principal Property and/or upon such shares of Capital Stock or Indebtedness of any Subsidiary owning or leasing any Principal Property, plus the Attributable Indebtedness from sale-leaseback transactions of Principal Property not so excepted, does not exceed 15% of the Consolidated Stockholders’ Equity as of the date of determination.

“Attributable Indebtedness” for a sale-leaseback transaction means the lesser of (i) the fair value of the property subject to the transaction (as determined by the Company’s Board of Directors), or (ii) the present value (discounted at the interest rate implicit in the relevant sale and leaseback transaction) of rent for the remaining term of the lease.

“Consolidated Stockholders’ Equity” means, at any time, the consolidated stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time.

Other Provisions

If an Event of Default with respect to Securities of this series as set forth herein or in the Indenture shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security will not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request and shall have failed to institute such proceeding for 60 calendar days after receipt of such notice, request, and offer of indemnity. The foregoing will apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in New York, New York, a new Security or Securities of this series in authorized denominations for an equal aggregate principal amount shall be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is exchangeable for definitive Securities in registered form only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security and a successor depositary is not appointed by the Company within 90 days after receiving such notice, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days after the Company becoming aware that the Depositary has ceased to be registered as a clearing agency, (ii) the Company, in its sole discretion, determines that this Security shall be exchangeable for definitive Securities in registered form and notifies the Trustee thereof or (iii) an Event of Default with respect to the Securities represented hereby has occurred and is continuing. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity and other terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Except as provided above, owners of beneficial interests in this global Security shall not be entitled to receive physical delivery of Securities in definitive form and shall not be considered the Holders hereof for any purpose under the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

This Security shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Security to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I. D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:[1]

[1]	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Security purchased by the Company pursuant to the Change of Control Offer section of this Security, check the box below:

☐

If you want to elect to have only part of the Security purchased by the Company pursuant to the Change of Control Offer section of this Security, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Tax Identification No.:

Signature Guarantee:[2]*

[2]	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following such Decrease or Increase	Signature of Authorized Officer of Trustee or Securities Custodian